Exhibit 4.1.2x

SUPPLEMENTAL INDENTURE NO. 2

Supplemental Indenture No. 2 (this “Supplemental Indenture”), dated as of September 25, 2024, among:

Lionsgate Limited, LLC, a California limited liability company;

Grindstone Development, LLC, a California limited liability company;

WM LG Productions, Inc., a California corporation; and

Nottingham Productions, Inc., a California corporation

(each a “Guaranteeing Subsidiary”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of Lions Gate Capital Holdings 1, Inc. and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of May 8, 2024 (the “Indenture”) providing for the issuance of 5.500% Exchange Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Guarantor. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

5. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

6. Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer and the each Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Issuer and the Guarantors or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

LIONSGATE LIMITED, LLC

By:	/s/ Adrian Kuzycz
Name:	Adrian Kuzycz
Title:	President and Secretary

GRINDSTONE DEVELOPMENT, LLC

By:	/s/ Adrian Kuzycz
Name:	Adrian Kuzycz
Title:	President and Secretary

WM LG PRODUCTIONS, INC.

By:	/s/ Adrian Kuzycz
Name:	Adrian Kuzycz
Title:	President and Secretary

NOTTINGHAM PRODUCTIONS, INC.

By:	/s/ Adrian Kuzycz
Name:	Adrian Kuzycz
Title:	Executive Vice President and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name:	Brandon Bonfig
Title:	Vice President

[Signature Page to Supplemental Indenture No. 2 (LGCH1 2024 Notes)]